Exhibit (a)(1)(ix)

COMPUTERSHARE TRUST CO., INC.

NOTICE TO PARTICIPANTS

IN THE STOCK PURCHASE PLAN

OF LIMITED BRANDS, INC.

Offer to Purchase for Cash

by

LIMITED BRANDS, INC.

Up to 44,444,000 Shares of its Common Stock

At a Purchase Price of Not Greater Than $22.50 Nor Less Than $19.75 Per Share

February 27, 2004

To Participants in the Stock Purchase Plan of Limited Brands, Inc.

Dear Client:

Enclosed for your consideration is the Offer to Purchase, dated February 27, 2004 (the “Offer to Purchase”), and the related Letter of Transmittal (which together, as amended or supplemented, constitute the tender offer), in connection with the tender offer by Limited Brands, Inc., a Delaware corporation (“Limited Brands” or the “Company”), to purchase up to 44,444,000 outstanding shares of its common stock, $0.50 par value per share (such shares, together with all other outstanding shares of common stock of Limited Brands, are herein referred to as the “shares”), at a price specified by its stockholders not greater than $22.50 nor less than $19.75 per share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related blue Letter of Transmittal.

The Company will, upon the terms and subject to the conditions of the tender offer, determine a single per share price, not greater than $22.50 nor less than $19.75 per share, that it will pay for the shares validly tendered pursuant to the tender offer and not properly withdrawn, taking into account the number of shares so tendered and the prices specified by tendering stockholders. The Company will select the lowest purchase price that will allow it to purchase 44,444,000 shares or, if a lesser number of shares as are validly tendered, such lesser number as are validly tendered and not properly withdrawn. All stockholders whose shares are purchased by the Company will receive the purchase price for each share purchased in the tender offer. In the event the final purchase price is less than the maximum price of $22.50 per share and more than 44,444,000 shares are tendered in the tender offer at or below the purchase price, Limited Brands intends to exercise its right to purchase up to an additional 2% of its outstanding shares without extending the tender offer so that it repurchases up to $1 billion of its shares. Limited Brands also expressly reserves the right, in its sole discretion, to purchase additional shares subject to applicable legal requirements.

Computershare Trust Co., Inc. (“Computershare” or the “Agent”) is the holder of record of shares held for your account in the Limited Brands, Inc. Stock Purchase Plan (the “Plan”). A tender of your shares in your Plan account can only be made by us as your agent, pursuant to your instructions, using the attached Tender Instruction Form.

If you wish to participate in this tender offer, you must notify Computershare no later than 12:00 midnight on March 22, 2004. If you wish to tender all or any number of your shares, please instruct Computershare by the deadline by mailing your completed white Tender Instruction Form to us using the enclosed pre-addressed postage paid reply envelope or faxing the completed white Form to Computershare at 212-701-7636 or 212-701-7664. If you do not respond to this notice, no shares will be tendered in the tender offer. We are the holder of record of shares held for your account. The blue Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender shares held by us for your account.

Cash received from any shares tendered and accepted for payment by the Company will be distributed to participants by check. Any shares tendered but not accepted by the Company will remain in your account.

Participants in the Stock Purchase Plan who wish to tender their shares must deliver their completed white Tender Instruction Forms to our Customer Service Unit for receipt by 12:00 midnight EST on March 22, 2004. The mailing address is Computershare Investor Services, LLC, c/o Computershare Trust Company of New York, Wall Street Station, P.O. Box 1010, New York, NY 10268-1010. The address for delivery by hand or overnight courier is Computershare Investor Services, LLC, c/o Computershare Trust Company of New York, Wall Street Plaza, 88 Pine Street, 19th Floor, New York, NY 10005. You may fax your completed white Tender Instruction Form to Computershare at 212-701-7636 or 212-701-7664. If you have any questions about the tender process, the phone number to call is: 1-866-396-1501.

Please note the following:

1. You may tender shares for cash at either the price specified by you (in increments of $0.25), not greater than $22.50 nor less than $19.75 per share, or the price determined by Limited Brands pursuant to the tender offer as indicated in Section 1 of the Offer to Purchase.

2. The tender offer, the proration period and withdrawal rights will expire at 12:00 midnight, New York City time, on Thursday, March 25, 2004 (the “Expiration Date”) unless the Company extends the tender offer.

3. The tender offer is not conditioned upon any minimum number of shares being tendered. The tender offer is however, subject to other conditions. See Section 7 of the Offer to Purchase for a description of the conditions to the tender offer.

4. Any stock transfer taxes applicable to the sale of shares to the Company pursuant to the tender offer will be paid by the Company subject to Instruction 9 of the Letter of Transmittal.

5. Upon the terms and subject to the conditions of the tender offer, if more than 44,444,000 shares, or such greater number of shares as the Company may elect to purchase subject to applicable law, have been validly tendered and not properly withdrawn prior to the Expiration Date, at prices at or below the purchase price, the Company will purchase shares on the following basis:

(a) First, all shares properly tendered and not properly withdrawn before the Expiration Date from all holders of an aggregate of fewer than 100 shares (“odd lots”) who tender all shares owned beneficially or of record at a price at or below the purchase price (partial tenders will not qualify for this preference);

(b) Second, all other shares tendered at or below the purchase price, on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares; and

(c) Third, only if necessary to permit the Company to purchase 44,444,000 shares, or such greater number of shares as the Company may elect to purchase subject to applicable law, shares conditionally tendered (for which the condition was not initially satisfied) and not properly withdrawn before the Expiration Date, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, stockholders whose shares are conditionally tendered must have tendered all of their shares.

6. You may direct the Agent for the Stock Purchase Plan to withdraw your Plan shares only by performing the following steps:

(a) You must send a signed written notice of withdrawal to the Agent for the Stock Purchase Plan.

(b) You may fax your notice of withdrawal to the Agent for the Stock Purchase Plan at fax number 212-701-7636 or 212-701-7664.

(c) The notice of withdrawal must state your name, social security number, the number of Plan shares that you wish to withdraw from the tender offer and that you are directing the Agent to withdraw Plan shares that you previously directed the Agent to tender on your behalf.

(d) The notice of withdrawal must be received by the Agent before 3:00 p.m., New York City time, on Monday, March 22, 2004.

7. You may direct the Agent to re-tender your Plan shares by completing another white Tender Instruction Form and returning it to the Agent for receipt by 12:00 midnight, New York City time, on Monday, March 22, 2004. You may obtain another copy of the white Tender Instruction Form by faxing your request to 212-701-7636 or 212-701-7664.

THE TENDER OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE TENDER OFFER IS SUBJECT, HOWEVER, TO CERTAIN OTHER CONDITIONS. SEE SECTION 7 OF THE OFFER TO PURCHASE FOR A DESCRIPTION OF THE CONDITIONS TO THE TENDER OFFER. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS NOR THE DEALER MANAGERS MAKE ANY RECOMMENDATION TO ANY STOCKHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ANY OR ALL OF THEIR SHARES OR AS TO THE PURCHASE PRICE OR PRICES AT WHICH STOCKHOLDERS MAY CHOOSE TO TENDER THEIR SHARES. STOCKHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. LESLIE H. WEXNER, OUR CHAIRMAN AND CHIEF EXECUTIVE OFFICER, HIS IMMEDIATE FAMILY MEMBERS AND AFFILIATED ENTITIES WILL NOT TENDER ANY SHARES PURSUANT TO THE OFFER. OUR OTHER DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED US THAT THEY HAVE NOT DETERMINED WHETHER TO TENDER ANY OF THEIR SHARES IN THE TENDER OFFER.

YOUR INSTRUCTIONS TO US MUST BE FORWARDED TO US PROMPTLY IN ORDER TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF IN ACCORDANCE WITH THE PROVISIONS OF THE OFFER TO PURCHASE. ALTHOUGH THE TENDER OFFER, IS PRESENTLY SCHEDULED TO EXPIRE ON THURSDAY, MARCH 25, 2004, AT 12:00 MIDNIGHT, NEW YORK CITY TIME, WE MUST RECEIVE YOUR INSTRUCTIONS BY NO LATER THAN MIDNIGHT NEW YORK CITY TIME ON MONDAY, MARCH 22, 2004 IN ORDER TO BE ABLE TO ACT ON YOUR INSTRUCTIONS IN A TIMELY FASHION (UNLESS THE TENDER OFFER IS EXTENDED BY THE COMPANY).

Very truly yours,

Computershare Trust Co., Inc. Agent, Limited Brands, Inc. Stock Purchase Plan

The tender offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions whose laws require that the tender offer be made by a licensed broker or dealer, the tender offer shall be deemed to be made on behalf of the Company by Banc of America Securities LLC or J.P. Morgan Securities Inc., the Dealer Managers for the tender offer, or one or more registered brokers or dealers licensed under the laws of such jurisdictions.

TENDER INSTRUCTION FORM

FOR SHARES IN LIMITED BRANDS, INC.

STOCK PURCHASE PLAN

(NOTE: Before completing this Tender Instruction Form, you should refer to the attached Letter from Computershare Trust Co., Inc., Agent for the Limited Brands, Inc. Stock Purchase Plan. If you wish to tender different groups of shares at different prices held in the Stock Purchase Plan, you must complete a separate white Tender Instruction Form for each group of shares which will have a different price.)

TO THE AGENT FOR THE STOCK PURCHASE PLAN:

I am a participant in the above-referenced Stock Purchase Plan. I have received a copy of the Offer to Purchase dated February 27, 2004 and related blue Letter of Transmittal, relating to the tender offer by Limited Brands, Inc., a Delaware corporation (“Limited Brands” or the “Company”), to purchase up to 44,444,000 outstanding shares of common stock, $0.50 par value per share, (such shares, together with all other outstanding shares of common stock of Limited Brands, are herein referred to as the “shares”) at a price not greater than $22.50 nor less than $19.75 per share, net to the seller in cash, without interest.

I wish to direct you to tender the shares held in my Stock Purchase Plan account as indicated below:

TENDER INSTRUCTIONS

☐	By checking this box, I represent that I own beneficially or of record an aggregate (including shares held beneficially or of record in the Stock Purchase Plan or the Company’s Savings and Retirement Plan or otherwise) of fewer than 100 shares, and I am instructing the Trustee to tender all Limited Brand shares held in my account under the Stock Purchase Plan. My indication as to whether I wish to tender my shares at the price determined by the tender offer or at the price or prices I specify is indicated below.

SHARES TENDERED AT PRICE DETERMINED PURSUANT TO THE TENDER OFFER

☐	By checking this box, I represent that I want to maximize the chance of having Limited Brands purchase all of the shares that I am tendering (subject to the possibility of proration). Accordingly, by checking this ONE box INSTEAD OF ONE OF THE PRICE BOXES BELOW, I wish to have the Agent tender % shares of the shares held in my account under the Stock Purchase Plan (please enter the applicable percentage – not to exceed 100%) and I am willing to accept the purchase price determined by Limited Brands pursuant to the tender offer. This action will result in my receiving a price per share of as low as $19.75 or as high as $22.50.

- OR -

SHARES TENDERED AT PRICE DETERMINED BY STOCKHOLDER

By checking ONE of the boxes below INSTEAD OF THE BOX ABOVE, I wish to have the Agent tender at the price checked below             % of the shares held in my account under the Stock Purchase Plan (please enter the applicable percentage – not to exceed 100%). I understand that this action could result in none of my shares being purchased if the actual purchase price for the shares is less than the price that I have checked. If the purchase price for the shares is equal to or greater than the price checked, then the shares purchased by Limited Brands will be purchased at the purchase price so determined. A stockholder who desires to tender shares at more than one price must complete a separate Tender Instruction Form for each price at which shares are tendered.

☐	$19.75	☐	$20.50	☐	$21.25	☐	$22.00
☐	$20.00	☐	$20.75	☐	$21.50	☐	$22.25
☐	$20.25	☐	$21.00	☐	$21.75	☐	$22.50

I have read and understand the Offer to Purchase and related blue Letter of Transmittal and the Letter from the Agent for the Stock Purchase Plan and I agree to be bound by the terms of the tender offer. I hereby direct the Agent to deliver the proceeds from the sale of these shares to me promptly after the expiration of the tender offer. I understand and declare that if the tender of my shares is accepted, the payment therefor will be full and adequate compensation for these shares in my judgment.

DATE	SIGNATURE OF PARTICIPANT

SOCIAL SECURITY NUMBER	PLEASE PRINT NAME, ADDRESS AND TELEPHONE NUMBER HERE

NOTE: THIS TENDER INSTRUCTION FORM MUST BE COMPLETED AND SIGNED IF SHARES HELD IN THE STOCK PURCHASE PLAN ARE TO BE TENDERED. IF THE FORM IS NOT SIGNED, THE DIRECTIONS INDICATED WILL NOT BE ACCEPTED. PLEASE RETURN THIS TENDER INSTRUCTION FORM TO THE AGENT FOR THE STOCK PURCHASE PLAN, USING THE PREADDRESSED REPLY ENVELOPE PROVIDED OR VIA FAX OR OVERNIGHT DELIVERY AS INDICATED IN YOUR TENDER MATERIALS. YOUR INSTRUCTION FORM MUST BE RECEIVED BY MARCH 22, 2004.

YOUR DECISION WHETHER OR NOT TO HAVE YOUR PLAN SHARES TENDERED WILL BE KEPT CONFIDENTIAL.

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